Exhibit 10.6
TENGION, INC.

CHANGE IN CONTROL PAYMENT PLAN

This Change in Control Payment Plan (this “Plan”), effective as of May 11, 2011, has been approved by the Board of Directors (the “Board”) of Tengion, Inc., a Delaware corporation (the “Company”).

1.           Purpose.  It is expected that the Company from time to time will consider the possibility of a Change in Control.  The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continuous dedication and objectivity of these employees, notwithstanding the possibility, threat or occurrence of a Change in Control. The Board believes that it is in the best interests of the Company and its stockholders to provide these employees with certain economic benefits upon a Change of Control. Such benefits provide these employees with an incentive to remain with the Company, notwithstanding the possibility or occurrence of a Change in Control, and to maximize the value of the Company upon a Change in Control for the benefit of its stockholders.

2.           Definitions.

(a)           “Accountants” has the meaning ascribed such term in Section 6(a) of the Plan.

(b)           “Affiliate” means, as applied to any Person, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person

(c)           “Board” means the Board of Directors of the Company.

(d)           “Cause” means (i) an Eligible Employee’s material failure to perform the duties of his or her position (other than as a result of physical or mental illness, accident or injury) or any other material breach by such Eligible Employee; (ii) dishonesty, misconduct, or illegal conduct by an Eligible Employee in connection with his or her employment with the Company, which in the reasonable judgment of the Company may result in damage to the business or reputation of the Company; (iii) failure, in any material respect, to comply with Company’s written policies that are of material significance to the Company’s operations, reputation or compliance program; (iv) an Eligible Employee’s conviction of, or plea of guilty or nolo contendere to, a charge of commission of a felony (exclusive of any felony relating to negligent operation of a motor vehicle); or (v) a material breach by an Eligible Employee of his or her offer letter or any employment agreement, including the confidentiality, non-competition and invention assignment agreements included therewith.

(e)            “Change in Control” or “CIC” means:

i)           The acquisition, directly or indirectly, by any person, entity or “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), excluding, for this purpose, the Company, its subsidiaries, and any employee benefit plan of the Company or its subsidiaries (a “Third Party”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; or

ii)           Consummation of (1) a reorganization, merger or consolidation, or (2) a liquidation or dissolution of the Company, or (3) the sale of all or substantially all of the assets of the Company (whether such assets are held directly or indirectly) to a Third Party; or

iii)           During any twelve (12) month period, individuals who constitute the Board at the beginning of such twelve (12) month period (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a member of the Board whose election was approved by a vote of at least a majority of the members of the Incumbent Board shall not be considered a replacement Director for purposes of a Change in Control.

except that any event or transaction which would be a “Change of Control” pursuant to (i), (ii) or (iii) shall not be a “Change in Control” (A) if persons who were the stockholders of the Company immediately prior to such event or transaction (other than the acquiror in the case of a reorganization, merger or consolidation) immediately thereafter beneficially own more than fifty percent (50%) of the combined voting power of the Company’s or the reorganized, merged or consolidated company’s then outstanding voting securities entitled to vote generally in the election of directors or (B) if such transaction does not constitute a change in control event as such term is defined in Section 409A of the Code.

(f)           “CIC Benefit” means with respect to each Eligible Employee, a lump sum payment calculated in accordance with Exhibit A hereto.

(g)            “Code” means the Internal Revenue Code of 1986, as amended.

(h)           “Common Stock” means the Company’s common stock, par value $0.001 per share.

(i)           “Common Stock Equivalents” or “CSEs” means (1) Common Stock (other than shares purchased by an Eligible Employee for fair market value) and (2) restricted Common Stock and all stock options and warrants to purchase or otherwise acquire shares of Common Stock and which CSEs are held by Eligible Employees or their respective Family Members.

(j)           “Company” has the meaning ascribed to such term in the preamble set forth above.

(k)           “Disability” means the permanent and total disability of a person within the meaning of Section 409A(a)(2)(C) of the Code.

(l)           “Eligible Employee(s)” means (i) all employees of the Company who are employed by the Company on the effective date of a Change in Control  and (ii) any employee of the Company whose employment was terminated (A) without Cause by the Company (or its successor or Affiliate) (including termination of employment because of the Eligible Employee’s death or Disability) or (B) for Good Reason by the Eligible Employee (to the extent the Eligible Employee has such right under the terms of any Company severance plan or other agreement between the Company and such Eligible Employee) and such termination of employment occurs following either (i) a decision by the Board to initiate negotiations with a third-party that would result in a Change in Control, providing such negotiations have not ceased, or (ii) the receipt of a bona fide unsolicited offer by an unrelated third-party, which if accepted would result in a Change in Control, providing such unsolicited offer has not been rejected.

(m)            “Family Member” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the employee's household (other than a tenant or employee), a trust in which these persons have more than fifty percent (50%) of the beneficial interest, a foundation in which these persons (or the Eligible Employee) control the management of assets, and any other entity in which these persons (or the Eligible Employee) own more than fifty percent of the voting interests.

(n)           “Good Reason” with respect to any applicable Eligible Employee shall have the meaning ascribed to such term in any Company severance plan or other agreement between the Company and such Eligible Employee.

(o)           “Person” means any individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization and any government, governmental department or agency or political subdivision thereof.

(p)           “Plan” has the meaning ascribed to such term in the preamble set forth above.

(q)           “Plan Administrator” means the Board or the Compensation Committee of the Board, to the extent the Board has so delegated its authority under the Plan.

(r)            “Total Payments” has the meaning ascribed to such term in Section 6(a) of the Plan.

3.           Administration.

(a)           Discretion and Authority.  The Plan Administrator shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan, and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and the amount of any CIC Benefit paid under the Plan. The rules, interpretations, computations and other actions of the Plan Administrator shall be binding and conclusive on all persons.

(b)           No Liability.  Neither the Plan Administrator nor any employee, officer, agent, or director of the Company shall be personally liable by reason of any action taken with respect to the Plan for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each employee, officer, agent, or director of the Company, including the Plan Administrator, to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any reasonable cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Plan Administrator) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud, bad faith, or gross negligence.

4.           Change in Control Benefits; Offset.

(a)           Payment of CIC Benefit.  Upon the occurrence of a Change in Control during the term of this Plan and subject to Sections 4(b) and 7(e) of this Plan, each Eligible Employee will be entitled to receive payment of his or her respective CIC Benefit.  Such payment shall be made to the Eligible Employee within sixty (60) days following the effective date of the Change in Control, provided that if such sixty (60) day period spans two calendar years, payment shall be made in the latter calendar year.

(b)           Certain Offsets for CSEs.  For each Eligible Employee with a title of Vice President or above, the amount of each such Eligible Employee’s CIC Benefit shall be reduced and offset by the product of 0.5 and the dollar value, if any, of such Eligible Employee’s vested CSEs (net of any exercise price) as of the Change in Control (including any CSEs sold within the term of this Plan).

(c)           Form of CIC Payment.  Payment of the CIC Benefits hereunder shall be in the form of a lump sum cash payment.  Notwithstanding the foregoing, to the extent permissible under Federal and state securities laws and in a manner that does not violate Section 409A of the Code, the Plan Administrator may pay all or a portion of the CIC Benefit to be distributed hereunder to Eligible Employees in the same form or forms of payment (whether cash, securities, or other property) that is paid or payable to the holders of the Common Stock in connection with the Change in Control.  In administering this Section 4(c), the Plan Administrator need not treat all Eligible Employees in the same manner.

5.           Withholding; Taxes.  The Company shall have the right to deduct from all payments made pursuant to the Plan any taxes required by law to be withheld with respect to such payments.

6.           280G Parachute Payments; Section 409A.

(a)           280G Parachute Payments.  Notwithstanding any provision of the Plan to the contrary, if any payments or benefits an Eligible Employee would receive from the Company under the Plan or otherwise in connection with a Change in Control (the “Total Payments”) (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 6(a), would be subject to the excise tax imposed by Section 4999 of the Code, then such employee will be entitled to receive either (x) the full amount of the Total Payments or (y) a portion of the Total Payments having a present value equal to $1 less than three (3) times such individual’s “base amount” (as such term is defined in Section 280G(b)(3)(A) of the Code), whichever of (x) and (y), after taking into account applicable federal, state, and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by such employee on an after-tax basis, of the greatest portion of the Total Payments. Any determination required under this Section 6 shall be made in writing by the independent public accountant of the Company (or such other nationally recognized accounting firm selected by the Plan Administrator if the performance of such determination would compromise the independence of the independent public accountant) immediately prior to the closing of any Change in Control (the “Accountants”), whose determination shall be conclusive and binding for all purposes upon the Company and the applicable Eligible Employee. For purposes of making the calculations required by this Section 6(a), the Accountants shall assume that each Eligible Employee is deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Eligible Employee's residence for the calendar year in which the determination is to be made,  net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes, and the Accountants may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code.  If there is a reduction pursuant to this Section 6(a) of the Total Payments to be delivered to the applicable employee, such reduction shall first be applied to any cash amounts to be delivered to the applicable Eligible Employee under the Plan and thereafter to any other severance benefits or payments otherwise owing to such applicable employee.

(b)           Section 409A.  This Plan is intended to satisfy the short-term deferral exemption from the requirements of Section 409A of the Code, as described in Section 1.409A-1(b)(4) of the Treasury regulations.  However, to the extent that compliance with Section 409A is required, the Company intends that the Plan will be administered in accordance with Section 409A.  To the extent that any provision of the Plan is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that payments hereunder are either exempt from, or comply with, Section 409A of the Code.  The Company may amend the Plan as may be necessary to fully comply with, or be exempt from, Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereafter.  The Company makes no representation or warranty and shall have no liability to any Eligible Employee or any other person if any CIC Benefit is determined to constitute deferred compensation subject to Section 409A of the Code but does not satisfy any exemption from, or the conditions of, such Section.

7.           Miscellaneous.

(a)           No Transferability.  In no event may any Eligible Employee sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan.  At no time will any such right or interest under the Plan be subject to the claims of creditors or liable to attachment, execution or other legal process.

(b)           Unfunded Plan.  The Plan shall be unfunded and shall not create (or be construed to create) a trust or separate fund.  Likewise, the Plan shall not establish any fiduciary relationship between the Company or any of its Affiliates and any Eligible Employee.  The Plan is not intended to be an employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

(c)           Severability.  If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan and the Plan will be construed and enforced as if such provision had not been included.

(d)           Employment At Will.  Nothing herein shall change the at-will status or confer any right with respect to the continuation of employment by the Company, nor shall it interfere in any way with the Company’s right to terminate the employment of any Eligible Employee at any time, with or without Cause.

(e)           General Release.  The Company’s obligation to make any payment to any Eligible Employee pursuant to the Plan shall be contingent upon the Eligible Employee delivering to the Company a general release of claims against the Company and its successors with regard to the subject matter of the Plan in a form reasonably satisfactory to the Company.  Failure to deliver such general release by the payment date set forth in Section 4(a) shall result in forfeiture and non-payment of any CIC Benefit to the Eligible Employee.

(f)           Amendment of Plan.  Except as provided in this Section 7(f), the Plan Administrator reserves the right to amend, modify or terminate the Plan or the benefits provided hereunder at any time; provided, however, that any such amendment, modification or termination that adversely affects the rights of an Eligible Employee or diminishes the benefits of an Eligible Employee under the Plan shall require the written consent of such Eligible Employee.  Notwithstanding the foregoing, if the Change in Control is for stockholder consideration of less than $25 million, the Plan Administrator, in its discretion, may reduce the benefits provided under the Plan proportionately (in relation to the amount by which $25 million exceeds the  stockholder consideration for the Change in Control), or by any method that would yield a benefit that is greater than a proportionate reduction, without the consent of any Eligible Employee.

(g)           Term; Termination of Plan.

i)           Term.  The term of this Plan shall commence on the Effective Date and will terminate on September 30, 2012.    Notwithstanding the foregoing, if a Change in Control occurs during the term of this Plan, this Plan shall, subject to the provisions of Section 7(g)(ii), continue in effect until sixty (60) days following the effective date of the Change in Control.

ii)           Termination After Change in Control.  This Plan will automatically terminate upon distribution to the Eligible Employees of all CIC Benefits required to be paid in connection with a Change in Control under the Plan.

(h)           Existing Rights.  Except as expressly provided herein, the provisions of this Plan, any payment or benefit provided for hereunder and any General Release required by the Company pursuant to Section 7(e) above, shall not reduce any amounts otherwise payable, or in any way diminish an Eligible Employee’s existing rights, or rights which would accrue solely as a result of the passage of time, under any Company benefit plan, severance plan, contract, plan or arrangement.  Without limiting the generality of the foregoing, all stock options and other equity awards granted to an Eligible Employee under the Restated and Amended Tengion, Inc. 2004 Stock Incentive Plan and the Tengion, Inc. 2010 Stock Option and Incentive Plan shall be governed by the terms of the applicable plan.

(i)           Company Benefit Plans.  No portion of the benefits payable pursuant to this Plan shall be considered “compensation” for purposes of determining any benefits provided under any pension, savings, or other benefit plan maintained by the Company.

(j)           Binding Effect on Successor to Company.  This Plan shall be binding upon any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company, or upon any successor to the Company as the result of a Change in Control, and any such successor or assignee shall be required to perform the Company’s obligations under the Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment or Change in Control had taken place. In such event, the term “Company,” as used in the Plan, shall mean the Company as hereinafter defined and any successor or assignee as described above which by reason hereof becomes bound by the terms and provisions of the Plan, and the term “Board” shall refer to the Board of Directors of any such surviving or continuing entity.

(k)           Governing Law.  This Plan shall be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflict of laws of such state.

(l)           Effective Date.  The Plan shall be effective on the date on which this Plan is approved by the Board, which date shall be reflected in the preamble to this Plan.

EXHIBIT A

CIC BENEFIT AMOUNTS

Title	CIC Benefit Amount
Vice President and above	2x Total Annual Compensation

Executive Directors	1x Total Annual Compensation

Director and Senior Directors	0.5x Total Annual Compensation

All levels below Director	0.25x Total Annual Compensation

“Total Annual Compensation” equals an amount calculated by adding the employee’s annualized base salary and target annual bonus (assuming payment at 100% level) for the year in which the effective date of the Change in Control occurs.